Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marketo, Inc.:

We consent to the use of our report dated March 3, 2014 with respect to the consolidated balance sheets of Marketo, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated by reference.

/s/ KPMG LLP

Santa Clara, California
February 9, 2015